EXHIBIT 23.1

J&S ASSOCIATE PLT 202206000037 (LLP0033395-LCA) & AF002380 (Registered with PCAOB and MIA) B-11-14, Megan Avenue II 12, Jalan Yap Kwan Seng, 50450 Kuala Lumpur, Malaysia.	Tel: +603-4813 9469 Email: info@jns-associate.com Website: jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

KING RESOURCES, INC.

We consent to the inclusion in this Registration Statement on registration of additional securities of our report dated July 14, 2023 relating to our audit of the consolidated balance sheet of King Resources, Inc as of March 31, 2023 and related consolidated statement of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for the year ended March 31, 2023, and the related notes thereto.

/s/ J&S Associate PLT

Certified Public Accountants

PCAOB Number: 6743

We have served as the Company’s auditor since 2022.

Kuala Lumpur, Malaysia

February 9, 2024